Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-233472 and 333-256658) of our report dated March 30, 2023, relating to the consolidated financial statements of urban-gro, Inc. and its subsidiaries as of December 31, 2022 and 2021, and for each of the two years in the period ended December 31, 2022 and to all references to our firm included in this Annual Report filed with the U.S. Securities and Exchange Commission on March 30, 2023.

/s/ BF Borgers CPA PC
Lakewood, Colorado
Dated: March 30, 2023